Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Year Ended December 31, 2008

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the fourth quarter and year ended December 31, 2008. This exhibit should be read in conjunction with Exhibit 99.1.

Key Highlights—Consolidated

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended December 31,	2008	2007	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Revenues	$5,565.0	$5,753.6	(3)	5
Operating income	1,502.2	1,354.6	11	20
Net income	985.3	1,273.2	(23)	(17)
Earnings per share-diluted*	0.87	1.06	(18)	(11)

*	The following 2007 items, which total $0.33 per share, impact the constant currency comparison of diluted earnings per share for the quarter ended December 31, 2008 compared with 2007. In total, these items negatively impact the constant currency comparison by 40 percentage points:

2007

•	$0.26 per share of income tax benefit resulting from the completion of an Internal Revenue Service (IRS) examination of the Company’s 2003-2004 U.S. federal income tax returns;

•	$0.09 per share of income tax benefit due to tax developments in the quarter related to foreign operations; partly offset by

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

Years ended December 31,	2008	2007	% Inc	% Inc Excluding Currency Translation
Revenues	$23,522.4	$22,786.6	3	1
Operating income	6,442.9	3,879.0	66	62
Income from continuing operations	4,313.2	2,335.0	85	80
Income from discontinued operations		60.1	n/m	n/m
Net income	4,313.2	2,395.1	80	76
Earnings per share from continuing operations-diluted	3.76	1.93	95	90
Earnings per share from discontinued operations-diluted		0.05	n/m	n/m
Earnings per share-diluted	3.76	1.98	90	85

n/m Not meaningful

In August 2007, the Company sold its investment in Boston Market. As a result, Boston Market’s results of operations and transaction gain are reflected as discontinued operations for the full year 2007.

In August 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam.” Under the new ownership structure, the Company now receives royalties in these markets instead of a combination of Company-operated sales and franchised rents and royalties.

In addition to the reported results shown above, consolidated results for the year ended December 31, 2007 are presented below excluding the impact of the Latam transaction. Management believes the Latam transaction and the associated charges are not indicative of ongoing operations due to the size and scope of the transaction. Management believes that the adjusted results better reflect the underlying business trends relevant to the periods presented.

The following table presents a reconciliation of the key consolidated highlights for the years ended December 31, 2008 and 2007 to the highlights excluding the net impact of the impairment charge from the Latam transaction.

Years ended December 31,	2008	2007*	Latam Transaction*	2007 Excluding Latam Transaction	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$23,522.4	$22,786.6		$22,786.6	3	$440.6	1
Operating income	6,442.9	3,879.0	$(1,640.6)	5,519.6	17	163.4	14
Income from continuing operations	4,313.2	2,335.0	(1,578.6)	3,913.6	10	103.1	8
Income from discontinued operations		60.1		60.1	n/m		n/m
Net income	4,313.2	2,395.1	(1,578.6)	3,973.7	9	103.1	6
Earnings per share from continuing operations-diluted**	3.76	1.93	(1.30)	3.23	16	0.09	14
Earnings per share from discontinued operations-diluted		0.05		0.05	n/m		n/m
Earnings per share-diluted**	3.76	1.98	(1.30)	3.28	15	0.09	12

n/m Not meaningful

*	Included impairment and other charges of $1,665.3 million, partly offset by a benefit of $24.7 million due to eliminating depreciation on the assets in Latam in mid-April 2007, and a tax benefit of $62.0 million.

**	The following items impact the comparison of adjusted constant currency growth in diluted earnings per share from continuing operations and diluted earnings per share for the year ended December 31, 2008 compared with 2007. On a net basis, these items negatively impacted the comparison by 6 percentage points:

2008

•	$0.09 per share after tax gain on the sale of the Company’s minority interest in Pret A Manger.

2007

•	$0.26 per share of income tax benefit resulting from the completion of an IRS examination of the Company’s 2003-2004 U.S. federal income tax returns; partly offset by

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

Net Income and Diluted Earnings per Share

For the fourth quarter and year ended December 31, 2008, net income was $985.3 million and $4,313.2 million, respectively, and diluted earnings per share were $0.87 and $3.76, respectively. Results for the year benefited by a $109.0 million, or $0.09 per share, after tax gain on the sale of the Company’s minority interest in Pret A Manger.

For the fourth quarter 2007, net income was $1,273.2 million and diluted earnings per share were $1.06. These results included a net tax benefit of $396.4 million or $0.33 per share related to the completion of an IRS examination of the Company’s 2003-2004 U.S. tax returns and tax developments in the quarter related to foreign operations, partly offset by the impact of a tax law change in Canada.

For the full year 2007, net income was $2,395.1 million and diluted earnings per share were $1.98. Income from continuing operations was $2,335.0 million or $1.93 per share, which included $1,578.6 million or $1.30 per share of net expense related to the Latam transaction. This reflects an impairment charge of $1.32 per share, partly offset by a $0.02 per share benefit due to eliminating depreciation in mid-April 2007 on the assets in Latam. In addition, full year 2007 results included a net tax benefit of $288.4 million or $0.24 per share related to the completion of an IRS examination, partly offset by the impact of a tax law change in Canada. Income from discontinued operations was $60.1 million or $0.05 per share.

During the fourth quarter 2008, the Company repurchased 2.4 million shares of its stock for $143.6 million, bringing the total repurchases for 2008 to 69.7 million shares or $4.0 billion. During the fourth quarter 2008, the Company paid a quarterly dividend of $0.50 per share or $557.7 million, bringing the total dividends paid for 2008 to $1.8 billion.

Conversion of Certain Markets to Developmental License

In the third quarter 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean, which totaled 1,571 restaurants, to a developmental licensee organization. Under a developmental license, a local licensee owns the business, including the real estate, and uses his/her capital and local knowledge to build the McDonald’s Brand and optimize sales and profitability over the long term. Under this arrangement, the Company collects a royalty, which varies by market, based on a percent of sales, but does not invest any capital. As a result of the Latam transaction, the Company receives royalties in these markets instead of a combination of Company-operated sales and franchised rents and royalties.

The buyers of the Company’s operations in Latam have entered into a 20-year master franchise agreement that requires the buyers, among other obligations, to pay monthly royalties commencing at a rate of approximately 5% of gross sales of the restaurants in these markets, substantially consistent with market rates for similar license arrangements.

Based on approval by the Company’s Board of Directors on April 17, 2007, the Company concluded Latam was “held for sale” as of that date in accordance with the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. As a result, the Company recorded an impairment charge of $1.7 billion in 2007, substantially all of which was noncash. The total charges for the year included the difference between the net book value of the Latam business and cash proceeds, less costs of disposal. This loss in value was primarily due to a historically difficult economic environment coupled with volatility experienced in many of the markets included in this transaction. The charges also included historical foreign currency translation losses recorded in shareholders’ equity. The Company recorded a tax benefit of $62 million in connection with this transaction. The tax benefit was minimal in 2007 due to the Company’s inability to utilize most of the capital losses generated by this transaction. As a result of meeting the “held for sale” criteria, the Company ceased recording depreciation expense with respect to Latam effective April 17, 2007. In connection with the sale, the Company agreed to indemnify the buyers for certain tax and other claims, certain of which are reflected as liabilities on McDonald’s consolidated balance sheet.

Impact of Foreign Currency Translation

Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Loss)

Quarters ended December 31,	2008	2007	2008
Revenues	$5,565.0	$5,753.6	$(484.6)
Combined restaurant margins*	2,075.8	2,060.6	(151.7)
Selling, general & administrative expenses	622.3	660.5	37.5
Operating income	1,502.2	1,354.6	(118.6)
Net income	985.3	1,273.2	(75.7)
Earnings per share – diluted	0.87	1.06	(0.07)

*	Reflects both franchised and Company-operated margin dollars.

Foreign currency translation had a negative impact on consolidated operating results for the quarter as the U.S. Dollar strengthened against most currencies of foreign markets in which we operate, primarily driven by the weaker Euro, British Pound, Australian Dollar and Canadian Dollar.

			Currency Translation Benefit / (Loss)

Years ended December 31,	2008	2007	2008
Revenues	$23,522.4	$22,786.6	$440.6
Combined restaurant margins*	8,639.2	7,905.2	183.7
Selling, general & administrative expenses	2,355.5	2,367.0	(21.3)
Operating income	6,442.9	3,879.0	163.4
Income from continuing operations	4,313.2	2,335.0	103.1
Net income	4,313.2	2,395.1	103.1
Earnings per share from continuing operations – diluted	3.76	1.93	0.09
Earnings per share – diluted	3.76	1.98	0.09

*	Reflects both franchised and Company-operated margin dollars.

Foreign currency translation had a positive impact on consolidated operating results for the year, driven by the stronger Euro and most other currencies, partly offset by the weaker British Pound.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees, developmental licensees and affiliates. For franchisees, these fees include rent and royalties based on a percent of sales, with specified minimum rent payments, along with initial fees. For developmental licensees and affiliates, these fees include royalties based on a percent of sales and, in some cases, initial fees.

REVENUES

Dollars in millions

Quarters ended December 31,	2008	2007	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,145.8	$1,190.1	(4)	(4)
Europe	1,672.0	1,852.0	(10)	4
APMEA*	857.7	828.2	4	13
Other Countries & Corporate**	179.5	232.9	(23)	(5)
Total	$3,855.0	$4,103.2	(6)	3

Franchised and affiliated revenues
U.S.	$885.3	$824.7	7	7
Europe	580.2	583.7	(1)	12
APMEA*	139.5	131.4	6	23
Other Countries & Corporate**	105.0	110.6	(5)	14
Total	$1,710.0	$1,650.4	4	11

Total revenues
U.S.	$2,031.1	$2,014.8	1	1
Europe	2,252.2	2,435.7	(8)	6
APMEA*	997.2	959.6	4	14
Other Countries & Corporate**	284.5	343.5	(17)	1
Total	$5,565.0	$5,753.6	(3)	5

Years ended December 31,	2008	2007	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$4,635.9	$4,681.8	(1)	(1)
Europe	7,424.3	6,817.5	9	6
APMEA*	3,659.6	3,134.4	17	14
Other Countries & Corporate**	841.1	1,977.3	(57)	(58)
Total	$16,560.9	$16,611.0	—	(2)

Franchised and affiliated revenues
U.S.	$3,442.4	$3,223.7	7	7
Europe	2,498.6	2,108.7	18	13
APMEA*	571.2	464.5	23	20
Other Countries & Corporate**	449.3	378.7	19	17
Total	$6,961.5	$6,175.6	13	10

Total revenues
U.S.	$8,078.3	$7,905.5	2	2
Europe	9,922.9	8,926.2	11	7
APMEA*	4,230.8	3,598.9	18	15
Other Countries & Corporate**	1,290.4	2,356.0	(45)	(46)
Total	$23,522.4	$22,786.6	3	1

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

•	Consolidated: Revenues decreased 3% (increased 5% in constant currencies) for the quarter and increased 3% (1% in constant currencies) for the year, with both periods reflecting positive comparable sales in all segments, partly offset by the impact of the refranchising strategy in certain of the Company’s major markets. The Company’s August 2007 Latam transaction negatively impacted revenue growth for the year. As a result of the Latam transaction, the Company now receives royalties based on a percent of sales in these markets. The Latam transaction and the refranchising strategy resulted in a higher proportion of franchised restaurants compared with the prior year.

•	U.S.: The increase in revenues for the quarter and year was primarily driven by our market-leading breakfast business, the ongoing appeal of new products, continued focus on everyday value and iconic core products. These increases were largely offset by the impact of the refranchising strategy.

•	Europe: The constant currency increase in revenues for the quarter and year was primarily due to strong comparable sales in Russia (which is entirely Company-operated), France and the U.K., as well as positive comparable sales in substantially all other markets. These increases were partly offset by the impact of the refranchising strategy, primarily in the U.K. and Germany.

•	APMEA: The constant currency increase in revenues for the quarter and year was primarily driven by strong comparable sales in Australia, positive comparable sales throughout the segment and expansion in China. In addition, China’s strong comparable sales contributed to the increase for the year.

•	Other Countries & Corporate: Revenues decreased for the year as a result of the Latam transaction in third quarter 2007.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, including those operated by the Company, franchisees, developmental licensees and affiliates, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES

	% Increase

	Months Ended December 31, *		Quarters Ended December 31,		Years Ended December 31,**
	2008	2007	2008	2007	2008	2007
U.S.	5.0	0.0	5.0	3.3	4.0	4.5
Europe	5.4	7.7	7.6	8.3	8.5	7.6
APMEA	5.7	12.6	10.0	11.4	9.0	10.6
Other Countries & Corporate	10.8	11.6	11.5	12.6	13.0	10.8
Total comparable sales	5.8	5.3	7.2	6.7	6.9	6.8

*	The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. This calendar shift/trading day adjustment varied by area of the world, ranging from -0.5% to -3.2% in December 2008.

**	On a consolidated basis, comparable guest counts increased 3.1% and 3.8% for the years ended December 31, 2008 and 2007, respectively.

The following tables present Systemwide sales growth rates along with franchised, developmental licensee and affiliated sales. Systemwide sales include sales at all restaurants, whether operated by the Company, by franchisees, by developmental licensees or by affiliates. While sales by franchisees, developmental licensees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised, developmental licensee and affiliated revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended December 31, 2008		Quarter Ended December 31, 2008		Year Ended December 31, 2008
	% Inc / (Dec)	% Inc Excluding Currency Translation	% Inc / (Dec)	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	6	6	6	6	5	5
Europe	(5)	7	(4)	10	15	10
APMEA	10	10	12	14	19	12
Other Countries & Corporate	(6)	13	(4)	13	16	14
Total	2	8	3	9	11	9

FRANCHISED, DEVELOPMENTAL LICENSEE AND AFFILIATED SALES

Dollars in millions

Quarters ended December 31,	2008	2007	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$ 6,556.7	$ 6,076.1	8	8
Europe	3,299.1	3,300.9	—	13
APMEA	2,310.0	1,999.0	16	14
Other Countries & Corporate	1,326.0	1,341.3	(1)	16
Total*	$13,491.8	$12,717.3	6	11

*	Included $2,828.6 million and $2,430.1 million of sales in 2008 and 2007, respectively, on which the Company earns a royalty on sales from developmental licensee restaurants and joint venture markets, compared with rent and royalty on sales from conventional franchised restaurants.

Years ended December 31,	2008	2007	% Inc	% Inc Excluding Currency Translation
U.S.	$25,351.6	$23,894.3	6	6
Europe	14,282.2	12,061.7	18	13
APMEA	8,894.7	7,424.2	20	11
Other Countries & Corporate*	5,603.7	3,562.5	57	54
Total**	$54,132.2	$46,942.7	15	12

*	The increase is primarily due to the August 2007 Latam transaction.

**	Included $10,931.7 million and $7,347.4 million of sales in 2008 and 2007, respectively, on which the Company earns a royalty on sales from developmental licensee restaurants and joint venture markets, compared with rent and royalty on sales from conventional franchised restaurants.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount			% Inc / (Dec)
Quarters ended December 31,	2008	2007	2008	2007	% Inc / (Dec)	Excluding Currency Translation
Franchised
U.S.	83.6	82.8	$ 739.8	$ 683.2	8	8
Europe	78.4	78.9	454.9	460.4	(1)	11
APMEA	90.5	88.9	126.2	116.8	8	23
Other Countries & Corporate	86.4	85.8	90.8	94.9	(4)	14
Total	82.6	82.1	$1,411.7	$1,355.3	4	11
Company-operated
U.S.	18.8	19.0	$ 215.6	$ 226.2	(5)	(5)
Europe	17.9	17.4	299.5	322.8	(7)	5
APMEA	14.5	14.9	124.7	123.8	1	13
Other Countries & Corporate	13.6	14.0	24.3	32.5	(25)	(7)
Total	17.2	17.2	$ 664.1	$ 705.3	(6)	3

	Percent		Amount			% Inc / (Dec)
Years ended December 31,	2008	2007	2008	2007	% Inc / (Dec)	Excluding Currency Translation
Franchised
U.S.	83.3	82.8	$2,866.8	$2,668.8	7	7
Europe	78.6	78.1	1,964.6	1,647.7	19	13
APMEA	89.6	88.3	511.6	410.0	25	21
Other Countries & Corporate	86.4	81.7	388.2	309.4	25	24
Total	82.3	81.5	$5,731.2	$5,035.9	14	11
Company-operated
U.S.	18.5	18.7	$ 856.5	$ 875.8	(2)	(2)
Europe	18.0	17.7	1,339.7	1,205.2	11	7
APMEA	15.9	15.0	583.5	470.6	24	21
Other Countries & Corporate	15.3	16.1	128.3	317.7	(60)	(60)
Total	17.6	17.3	$2,908.0	$2,869.3	1	(1)

The Company continues to optimize its restaurant ownership mix, cash flow and returns through its refranchising strategy and expects the shift to a greater percentage of franchised restaurants to result in lower consolidated revenues as Company-operated sales shift to franchised sales where we receive rent and/or royalties. In addition, the Company expects a decrease in Company-operated margin dollars and an increase in franchised margin dollars, while margin percentages will vary based on sales and cost structures of refranchised restaurants.

•

Franchised: Franchised margin dollars increased $56.4 million or 4% (increased 11% in constant currencies) for the quarter and $695.3 million or 14% (11% in constant currencies) for the year. Strong comparable sales in nearly every market were the primary driver of the growth in franchised margin dollars. The refranchising strategy contributed to the growth in franchised margin dollars in both periods and the Latam transaction contributed to the growth for the year.

•	U.S.: The increase in the franchised margin percent for the quarter and year was primarily driven by positive comparable sales.

•

Europe: Results for the quarter and year reflected strong comparable sales in most markets. The franchised margin percent for both periods was negatively impacted by higher rent expense, the refranchising strategy and the cost of strategic brand and sales building initiatives. The Company will continue to execute these strategies, which are designed to drive comparable guest count growth and long term profitability and are expected to negatively impact the 2009 franchised margin percent.

•	APMEA: The increase in the franchised margin percent for the quarter and year reflects positive comparable sales in most markets.

•

Other Countries & Corporate: The franchised margin percent for the year increased significantly as a result of the sale of Latam in third quarter 2007. The Company receives royalties based on a percent of sales in these markets.

•

Company-operated: Company-operated margin dollars decreased $41.2 million or 6% (increased 3% in constant currencies) for the quarter and increased $38.7 million or 1% (decreased 1% in constant currencies) for the year. As a result of the Latam transaction in August 2007, there are no Company-operated restaurants remaining in Latin America. Company-operated margin dollars were negatively impacted by this transaction for the year and by the refranchising strategy for both periods. The refranchising strategy had a positive impact on the margin percent for the quarter and year, primarily in the U.S. and Europe.

•	U.S.: The Company-operated margin percent decreased slightly for the quarter and year due to higher costs, primarily commodity, partly offset by positive comparable sales.

•	Europe: The Company-operated margin percent increased for the quarter and year primarily due to higher comparable sales, partly offset by higher commodity and labor costs in both periods.

•

APMEA: The Company-operated margin percent for the year increased due to strong comparable sales in most markets, partly offset by higher costs, primarily commodity and labor. The margin percent declined for the quarter due to higher commodity costs throughout the segment and slowing comparable sales in China.

The following table presents margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,

	2008	2007	2008	2007
Food & paper	34.4	32.7	33.7	33.0
Payroll & employee benefits	25.6	26.7	26.0	26.1
Occupancy & other operating expenses	22.8	23.4	22.7	23.6
Total expenses	82.8	82.8	82.4	82.7
Company-operated margins	17.2	17.2	17.6	17.3

Selling, General & Administrative Expenses

Years ended December 31,	2008	2007	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
U.S.	$744.7	$743.7	—	—
Europe	714.2	689.5	4	1
APMEA	300.0	275.9	9	8
Other Countries & Corporate	596.6	657.9	(9)	(9)
Total	$2,355.5	$2,367.0	—	(1)

•

Selling, general & administrative expenses decreased 6% (flat in constant currencies) for the quarter and were flat (decreased 1% in constant currencies) for the year. The constant currency change for the year benefited by 3 percentage points due to the Latam transaction. Costs in 2008 related to the Beijing Summer Olympics and the Company’s biennial Worldwide Owner/Operator Convention also impacted the year.

•

For the full year, selling, general & administrative expenses as a percent of revenues decreased to 10.0% for 2008 compared with 10.4% for 2007 and as a percent of Systemwide sales decreased to 3.3% for 2008 compared with 3.7% for 2007.

Impairment and Other Charges, Net

•

In the fourth quarter 2007, the Company recorded $3.7 million of impairment and other charges, net primarily due to a $15.7 million write-off of assets associated with the Toasted Deli Sandwich equipment in Canada and a net gain of $14.1 million as a result of the transfer of the Company’s ownership interest in three European markets to a developmental licensee, partly offset by a loss on the transfer of a small market in Europe to a developmental licensee.

•	For the full year 2007, the Company recorded $1.7 billion of expense primarily related to the Company’s sale of its Latam business to a developmental licensee organization.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,

	2008	2007	2008	2007
Gains on sales of restaurant businesses	$(52.7)	$(34.7)	$(126.5)	$(88.9)
Equity in earnings of unconsolidated affiliates	(18.9)	(25.4)	(110.7)	(115.6)
Asset dispositions and other expense	17.9	101.9	72.0	193.4
Total	$(53.7)	$41.8	$(165.2)	$(11.1)

•	In 2008, there were more gains on sales of restaurant businesses in the quarter and year reflecting the impact of the Company’s refranchising strategy, primarily in its major markets.

•

Asset dispositions for both periods of 2008 reflected lower losses on restaurant closings and property disposals. In addition, full year 2008 included income of $17.8 million recorded in the first quarter due to the partial recovery of prior years’ sales taxes in the U.K.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended December 31,	2008	2007	% Inc	% Inc Excluding Currency Translation
U.S.	$765.4	$ 687.9	11	11
Europe	589.9	583.2	1	13
APMEA	175.9	145.2	21	38
Other Countries & Corporate	(29.0)	(61.7)	53	90
Total	$1,502.2	$1,354.6	11	20

Years ended December 31,	2008	2007	% Inc	% Inc Excluding Currency Translation
U.S.	$3,059.7	$2,841.9	8	8
Europe	2,608.0	2,125.4	23	17
APMEA	818.8	616.3	33	28
Other Countries & Corporate	(43.6)	(1,704.6)	97	97
Total	$6,442.9	$3,879.0	66	62
Latam transaction		(1,640.6)
Total excluding Latam transaction*	$6,442.9	$5,519.6	17	14

*	Results for 2007 included impairment and other charges of $1,665.3 million associated with the Latam transaction, partly offset by a benefit of $24.7 million due to eliminating depreciation on the assets in Latam in mid-April 2007.

•	U.S.: Results increased for the quarter and year primarily due to higher franchised margin dollars.

•	Europe: Operating results for both periods were driven by strong performance in France, Russia and the U.K., as well as positive results in Germany and most other markets.

•

APMEA: Operating results for the quarter and year were driven by strong results in Australia and positive performance in many other markets. Strong performance in China also contributed to results for the year.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the full year 2008 and 2007 was 27.4% and 17.0%, respectively. Net impairment and other charges negatively impacted the 2007 operating margin by 7.4 percentage points.

Interest Expense

•

Interest expense for the quarter and year increased due primarily to higher average debt levels. Higher average interest rates contributed to the increase for the year, while the quarter benefited from weaker foreign currencies and lower average interest rates as a result of certain debt retired in third quarter 2008.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Interest income	$(16.0)	$(41.4)	$(84.7)	$(124.3)
Translation and hedging activity	(5.5)	(0.5)	(5.0)	1.4
Other expense	10.4	(1.0)	12.1	19.7
Total	$(11.1)	$(42.9)	$(77.6)	$(103.2)

•	Lower interest rates and average cash balances negatively impacted interest income for the quarter and year.

Gain on Sale of Investment

In second quarter 2008, the Company sold its minority ownership interest in U.K.-based Pret A Manger. In connection with the sale, the Company received cash proceeds of $229.4 million and recognized a nonoperating pretax gain of $160.1 million.

Income Taxes

•

The effective income tax rate was 29.5% for fourth quarter 2008 compared with 0.9% for fourth quarter 2007. The 2007 tax rate included a net benefit of $396.4 million related to the completion of an IRS examination of the Company’s 2003-2004 U.S. federal income tax returns and tax developments in the quarter that related to foreign operations, partly offset by the impact of a tax law change in Canada. The net of these tax items benefited the fourth quarter 2007 effective tax rate by about 31 percentage points.

•

The effective income tax rate was 30.0% for the full year 2008 compared with 34.6% for the full year 2007. The full year 2007 tax rate was negatively impacted by about 4 percentage points as a result of the following items:

•

A negative impact due to a minimal tax benefit of $62 million related to net expense of $1,640.6 million associated with the Latam transaction. This benefit was minimal due to the Company’s inability to utilize most of the capital losses generated by this transaction.

•	A positive impact due to a benefit of $316.4 million resulting from the completion of an IRS examination, partly offset by $28.0 million of expense related to the impact of a tax law change in Canada.

Discontinued Operations

•

In August 2007, the Company sold its investment in Boston Market and as a result, Boston Market’s results of operations and transaction gain have been reflected in discontinued operations for full year 2007. In connection with the sale, the Company received net proceeds of approximately $250 million and recorded a gain of $68.6 million after tax. Boston Market’s net loss in 2007 (exclusive of the transaction gain) was $8.5 million.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add nearly 2 percentage points to 2009 Systemwide sales growth (in constant currencies), most of which will be due to the 709 net traditional restaurants added in 2008.

•

The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual net income per share by about 3 cents.

•

With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2009, the total basket of goods is expected to rise about 5% to 5.5% in the U.S. and about 4% to 4.5% in Europe. Some volatility may be experienced between quarters in the normal course of business.

•

The Company expects full-year 2009 selling, general & administrative expenses to decline, in constant currencies, although fluctuations may be experienced between the quarters due to certain items in 2008 such as the biennial Worldwide Owner/Operation Convention and the Beijing Summer Olympics.

•

Based on current interest and foreign currency exchange rates, the Company expects interest expense in 2009 to be relatively flat compared with 2008, while 2009 interest income is expected to decrease about 80% compared with 2008.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 45% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction compared with 2008, the Company’s annual net income per share would change by about 12 to 15 cents. Due to the recent strengthening of the U.S. Dollar relative to virtually all foreign currencies, full year 2009 revenues and operating income will likely be negatively impacted by foreign currency translation. If foreign currency exchange rates remain at current levels, the Company expects foreign currency translation to negatively impact first quarter 2009 results by an amount similar to fourth quarter 2008.

•

The Company expects the effective income tax rate for the full-year 2009 to be approximately 29% to 31%. In the normal course of business, some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company expects capital expenditures for 2009 to be approximately $2.1 billion. About half of this amount will be reinvested in existing restaurants while the rest will primarily be used to open about 1,000 restaurants (950 traditional and 50 satellites). The Company expects net additions of about 650 restaurants (750 net traditional additions and 100 net satellite closings). These restaurant numbers include new unit openings in affiliate and developmental license markets, such as Japan and those in Latin America, where the Company does not fund any capital expenditures.

•

For 2007 through 2009, the Company expects to return $15 billion to $17 billion to shareholders through share repurchases and dividends, subject to business and market conditions. For 2007 and 2008 combined, the Company returned $11.5 billion to shareholders.

•

The Company continually reviews its restaurant ownership structures to optimize cash flow and returns and to enhance local relevance. The Company expects to refranchise 1,000 to 1,500 Company-operated restaurants between 2008 and 2010, primarily in its major markets, and by continuing to utilize its developmental license strategy. In 2008, the Company refranchised about 675 restaurants, primarily in its major markets.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At December 31,	2008	2007	Inc / (Dec)
U.S.*	13,918	13,862	56

Europe
Germany*	1,333	1,302	31
United Kingdom	1,190	1,191	(1)
France	1,133	1,108	25
Spain	393	378	15
Italy	379	361	18
Other	2,200	2,140	60
Total Europe	6,628	6,480	148

APMEA
Japan*	3,755	3,746	9
China	1,012	876	136
Australia	782	761	21
Taiwan	349	348	1
Other	2,357	2,207	150
Total APMEA	8,255	7,938	317

Other Countries & Corporate
Canada*	1,414	1,401	13
Brazil	562	551	11
Mexico	379	364	15
Other	811	781	30
Total Other Countries & Corporate	3,166	3,097	69

Systemwide restaurants	31,967	31,377	590

Countries	118	118	—

*	Reflected the following satellites: At December 31, 2008 – U.S. 1,169, Germany 162, Japan 1,348, Canada 441; At December 31, 2007 – U.S. 1,233, Germany 148, Japan 1,429, Canada 434.

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2008	2007	Inc / (Dec)
U.S.
Operated by franchisees	11,585	11,172	413
Operated by the Company	1,782	2,090	(308)
Operated by affiliates	551	600	(49)
Total U.S.	13,918	13,862	56

Europe
Operated by franchisees	4,131	3,906	225
Operated by the Company	2,024	2,177	(153)
Operated by affiliates	473	397	76
Total Europe	6,628	6,480	148

APMEA
Operated by franchisees	3,472	2,810	662
Operated by the Company	2,328	2,210	118
Operated by affiliates	2,455	2,918	(463)
Total APMEA	8,255	7,938	317

Other Countries & Corporate
Operated by franchisees	2,772	2,617	155
Operated by the Company	368	429	(61)
Operated by affiliates	26	51	(25)
Total Other Countries & Corporate	3,166	3,097	69

Systemwide
Operated by franchisees*	21,960	20,505	1,455
Operated by the Company	6,502	6,906	(404)
Operated by affiliates	3,505	3,966	(461)
Total Systemwide	31,967	31,377	590

*	At December 31, 2008 and 2007 included 2,949 and 2,781 restaurants, respectively, operated by developmental licensees.

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out segment of the restaurant industry, although largely mature in our major markets, is also highly fragmented and competitive. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. We also face risk in adapting our business model in particular markets. The decision to own restaurants or to operate under franchise, developmental license or joint venture agreements is driven by many factors whose interrelationship is complex and changing. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate and our results. In particular, increasing focus on nutritional content and on the production, processing and preparation of food “from field to front counter” presents challenges for our Brand and may adversely affect our results.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•

Our ability to anticipate and respond to trends or other factors that affect the informal eating out market and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about our products, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us, as well as our success in addressing these trends and factors or other competitive pressures;

•

The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

•

Our ability to respond effectively to adverse perceptions about the quick-service segment of the informal eating out market, our products and promotions (including the premiums we offer, such as our Happy Meal toys) or the reliability of our supply chain and the safety of the ingredients we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

•

The success of our plans to improve existing products and to roll-out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

•

Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share and increase guest counts;

•

The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth in certain developing markets;

•

Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

•	Our ability to maintain alignment with our franchisees on capital-intensive and other operating and promotional initiatives;

•

The risks to our Brand if a franchisee or licensee defaults in its obligations (particularly requirements to pay royalties, make capital investments and open new restaurants), experiences food safety or other operational problems or otherwise projects a brand image inconsistent with our values, all of which become more significant risks if an agreement places a large number of restaurants under the control of a single franchisee or licensee as is the case in Latin America;

•

Whether our ongoing restaurant remodeling and rebuilding initiatives, which vary from year to year by market and type, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Certain macroeconomic events, such as the current uncertain economic conditions, could have an even more wide-ranging and prolonged impact on the general business environment, which could also adversely affect us. Whether we can manage these risks effectively depends mainly on the following:

•

Our ability to manage continued pressure on commodity prices and the anticipated negative impact on our 2009 results of fluctuations in foreign exchange rates, as well as any impact of changes in interest rates and governmental actions to manage national economic conditions such as the availability of credit, consumer spending, unemployment levels and inflation rates;

•

The impact on our margins of labor costs given our labor-intensive business model, the trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

•

Whether we are able to identify and develop restaurant sites, either directly or through licensees or other parties, consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

•

The challenges and uncertainties associated with operating in developing markets, such as China, Russia and India, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment; and

•

The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings, such as those that may occur as we change our ownership mix.

Our results and financial condition are affected by our ownership mix and whether we can achieve a mix that optimizes margins and returns, while meeting our business needs and customer expectations.

In recent years, we have reduced the number of Company-operated restaurants and we are planning further reductions by franchising Company-operated restaurants or entering into developmental license agreements. Whether and when we can achieve these plans, as well as their success, is uncertain and will be affected by the following:

•

Our ability to identify prospective franchisees and licensees with the experience and financial resources in the relevant markets to be effective operators of McDonald’s restaurants and how quickly we can reach agreement with our counterparties, which we expect will vary by market and could also vary significantly from period to period;

•

The nature and amount of contingent liabilities and other exposures we may retain in connection with developmental license agreements, such as the indemnification obligations we may incur as a result of the Latam transaction;

•

The risk that our contractual and other rights and remedies to protect against defaults by our counterparties will be limited by local law, costly to exercise or otherwise subject to limitations or litigation that may impair our ability to prevent or mitigate any adverse impact on our Brand or on the financial performance we expect under our franchising and developmental license agreements; and

•

Changes in the operating or legal environment and other circumstances that cause us to delay or revise our plans to alter our ownership mix, including potential constraints on access to capital by existing or prospective franchisees.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

•

The cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to advertising to children, nutritional content and product labeling and safety;

•

The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation in ways that could be material to our business;

•

The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences among applicable legal requirements and laws and among practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and reliance on the accuracy and completeness of information obtained from third party suppliers;

•

The impact of litigation trends, particularly in our major markets, including class actions, labor and employment claims and landlord/tenant disputes, the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our Brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products or the appropriateness or accuracy of our advertising or other communications;

•

The increasing costs and other effects of compliance with existing and possible future U.S. federal, state and local regulations regarding immigration and evolving enforcement standards under those regulations, as well as compliance with other U.S. and overseas labor regulations, including regulations relating to wage and hour practices, job classifications, mandatory healthcare benefits and unlawful workplace discrimination;

•

The impact of the current economic conditions on unemployment levels and consumer confidence, particularly if conditions persist or worsen in 2009, and the effect of initiatives to stimulate economic recovery and to stabilize or further regulate financial markets on the cost and availability of funding for the Company and its franchisees, inflation and foreign exchange rates;

•

Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price or import-export controls or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to government investigations, whether or not they have merit or are undertaken to achieve political impact;

•

The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, the impact on our margins as the use of cashless payments increases, the potential costs associated with alleged security breaches and the loss of consumer confidence that may result; and

•

The impact of changes in financial reporting requirements, accounting principles or practices, related legal or regulatory interpretations or our critical accounting estimates, changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the IRS in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The current global uncertain economic conditions and market volatility;

•

Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•

Trading activity in our common stock or related instruments, which can reflect market commentary or expectations about our business (including commentary that may be unreliable or incomplete in some cases), significant purchases by shareholders who may seek to affect our business strategies, or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average; and

•

The impact of our stock repurchase program, dividend rate or changes in our debt levels that may affect our credit ratings, interest expense, ability to obtain funding on favorable terms or our flexibility, especially if lenders impose new operating or financial covenants, as well as the impact of other corporate actions, such as initiatives to rationalize our corporate structure.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions, terrorist activities, health epidemics or pandemics or the prospect of these events can have an adverse impact on consumer spending and confidence levels or on other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.